                                                        EXHIBIT 23.3

                               CONSENT OF COUNSEL

     Clark & Elbing LLP hereby consents to the use of its name under the caption "Risk Factors - Patents and Proprietary Technologies" in the Registration Statement of Cephalon, Inc. (the "Company") on Form S-3 filed with the Securities and Exchange Commission on April 9, 1997.

     In giving such consent, Clark & Elbing LLP does not thereby admit that it is acting with the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                               Very truly yours,


                                               /s/ Paul T. Clark


                                               Clark & Elbing LLP
                                               By: Paul T. Clark

Dated: April 8, 1997